                                                                  Exhibit (a)(1)

                                  TELLIUM, INC.

                   Offer to Exchange Outstanding Options With
                An Exercise Price of $2.14 or More per Share for
                          Share Awards and New Options

================================================================================
        The Offer and Withdrawal Rights Expire at Midnight, Eastern Time,
                on August 28, 2002, Unless the Offer is Extended.
================================================================================

         Tellium, Inc. is offering employees the opportunity to exchange their eligible options, which are all outstanding stock options with an exercise price of $2.14 or more per share, for a combination of share awards of our common stock and new options to purchase shares of our common stock. Eligible options may be options outstanding under any of:

         o Tellium's Amended and Restated 1997 Employee Stock Incentive Plan, also referred to as the 1997 plan,

         o Tellium's 2001 Stock Incentive Plan, also referred to as the 2001 plan, and

         o Tellium's Amended and Restated Special 2001 Stock Incentive Plan, also referred to as the 2001 special plan.

         You can only participate in this exchange if you:

         o    hold eligible options,

         o are an employee of Tellium or one of its U.S. subsidiaries on the date this offer is made,

         o continue to be an employee of Tellium or one of its U.S. subsidiaries on the date this offer expires, and

         o have not received a notice of termination of employment on or before the date this offer expires.

         This offer is not open to Tellium's officers, directors or employees of its non-U.S. subsidiaries. We are making this offer upon the terms and subject to the conditions described in this offer to exchange and in the related letter of transmittal. You are not required to accept this offer. If you choose to tender any options for exchange, you must tender all eligible options and all options granted to you during the six-month period before the commencement date of this offer, even if the exercise price per share of such options is less than $2.14 per share. Based on a commencement date of August 1, 2002, all options granted to you on or after February 1, 2002 must be exchanged if you exchange your eligible options.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "TELM." On July 25, 2002, the last reported price of our common stock on the Nasdaq National Market was $.51 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

         You should direct questions about this offer or requests for assistance or for additional copies of this offer to exchange or the letter of transmittal to Jenniffer Collins at (732) 483-3112 or send an email to exchangeprogram@tellium.com.

                                    Important

         If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal and the election form and return those documents and any other required document to Jenniffer Collins, Investor Relations Director, at Tellium, Inc., 2 Crescent Place, Oceanport, New Jersey 07757-0901, Fax No. (732) 923-9805, before 12:00 midnight, Eastern Time, on
August 28, 2002, unless this offer to exchange is extended. You do not need to return your stock option agreements for your eligible options to effectively elect to accept this offer to exchange.

         We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options under this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this offer to exchange or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                Table of Contents

                                                                                          Page
Summary Term Sheet .....................................................................    1
The Offer ..............................................................................   18
1.  Number of Share Awards and New Options; Expiration Date ............................   18
2.  Purpose of the Offer ...............................................................   19
3.  Procedures for Tendering Options ...................................................   20
4.  Withdrawal Rights ..................................................................   21
5.  Acceptance of Options for Exchange and Cancellation and Issuance of Share Awards and
      Grant of New Options .............................................................   22
6.  Conditions of the Offer ............................................................   24
7.  Price Range of Common Stock Underlying the New Options .............................   27
8.  Source and Amount of Consideration; Terms of Share Awards and New Options ..........   28
9.  Information About Tellium, Inc. ....................................................   35
10. Interests of Directors and Officers; Transactions and Arrangements About the Options   39
11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer    42
12. Legal Matters; Regulatory Approvals ................................................   43
13. Material U.S. Federal Income Tax Consequences ......................................   43
14. Extension of Offer; Termination; Amendment .........................................   47
15. Fees and Expenses ..................................................................   48
16. Additional Information .............................................................   48
17. Forward-Looking Statements; Miscellaneous ..........................................   50

Schedule A:  Information About the Directors and Executive Officers of Tellium, Inc. ...   51

                               Summary Term Sheet

         The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete and may not contain all of the information that is important to you. Where appropriate, we have included references to the relevant sections of this offer to exchange where you can find a more complete description of the topics in this summary.

Q.1.     Why are we making this offer?

         We are making this offer for compensatory purposes and because we believe that granting share awards and stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of Tellium. In light of recent stock market volatility, especially for companies in the telecommunications industry, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to 100% of the fair market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance and retention incentives for employees and thereby maximize stockholder value. In addition, we have decided to grant share awards as part of this offer in order to provide our employees with the benefit of immediate equity ownership in our company, and thereby create better performance and retention incentives for employees during the time period between the date tendered options are accepted and canceled and the grant date of the new options. See Section 2, "Purpose of this Offer."

Q.2. What securities are we offering to exchange, and who can participate in the exchange?

         We are offering to exchange all outstanding eligible stock options with an exercise price per share of $2.14 or more, whether or not currently exercisable. You can only participate in this exchange if you:

         o    hold eligible options,

         o are an employee of Tellium or one of its U.S. subsidiaries on the date this offer is made,

         o continue to be an employee of Tellium or one of its U.S. subsidiaries on the date this offer expires, and

         o have not received a notice of termination of employment on or before the date this offer expires.

This offer is not open to Tellium's officers, directors or employees of its non-U.S. subsidiaries. We are making this offer upon the terms and subject to the conditions described in this offer to exchange and in the related letter of transmittal. You are not required to accept this offer. If you choose to tender any options for exchange, you must tender all eligible options and all options granted to you during the six-month period before the commencement date of this offer, even if the exercise price per share of such options is less than $2.14 per share. Based on a commencement date of August 1, 2002, all options granted to you on or after February 1, 2002 must be exchanged if you exchange your eligible options. In exchange for your options you tender, you will receive share awards and new options.

Q.3. How many new options and shares awards will I receive in exchange for the eligible options I tender?

         For every 10 eligible options that you tender and that we accept and cancel, you will receive one share award at the time of cancellation of the tendered options and 9 new options to be granted on or promptly after the first trading day that is at least six months and one day after the date we accept and cancel the tendered options. The exact number of stock options that you have now is listed on the enclosed statement from UBS PaineWebber, Inc. See Section 5, "Acceptance of Options for Exchange and Cancellation and Issuance of Share Awards and Grant of New Options."

         For example, if you tender eligible options to purchase 10,000 shares of common stock, you will receive 1,000 share awards at the time of cancellation of the tendered options and 9,000 new options to be granted on or promptly after the first trading day that is at least six months and one day after the date we accept and cancel the tendered options.

Q.4.     What is a share award?

         A share award is an actual grant of our common stock that is not subject to vesting or other restrictions. Unlike options, where the option holder has only a right to purchase shares of common stock at a certain price, when you receive share awards, you become a holder of actual shares of our common stock. Those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. See Section 8, "Source and Amount of Consideration; Terms of Share Awards and New Options, and Section 13, "Material U.S. Federal Income Tax Consequences."

Q.5. Do I have to tender options for all, or may I decide to tender options for only a portion of, the shares subject to my eligible options?

         You are not required to accept this offer. If you choose to tender any options for exchange, you must tender all eligible options and all options granted to you during the six-month period before the commencement date of this offer, even if the exercise price per share of such options is less than $2.14 per share. Based on a commencement date of August 1, 2002, all options granted to you on or after February 1, 2002 must be exchanged if you exchange your eligible options.

Q.6      May I tender unvested options?

         Yes. You may tender your eligible options whether or not they are vested.

Q.7.     May I tender options that I have already exercised?

         No. This offer only pertains to options and does not apply in any way to shares purchased upon the exercise of options, whether or not you have vested in those shares. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, the remaining outstanding (unexercised) portion of the option is subject to this offer and may be tendered for exchange and cancellation.

Q.8.     Are there any conditions to this offer?

         Yes. This offer is subject to a number of conditions, including the conditions described in Section 6 of this offer to exchange which you should read carefully. However, this offer is not conditioned on a minimum number of options holders accepting the offer or a minimum number of options being exchanged.

Q.9. If I tender my eligible options, are there any eligibility requirements that I must satisfy after the expiration date of this offer to receive the share awards or new options?

         To receive the share awards under this offer to exchange and the terms of one of our stock incentive plans, you must remain an employee of Tellium or one of its U.S. subsidiaries from the date you tender your eligible options through the date the share awards are issued. If you are not an employee of Tellium or one of its U.S. subsidiaries on both of those dates or if you receive a notice of termination of employment on or before the date this offer expires, you may not participate in this offer. We intend to issue the share awards promptly after the tendered options are accepted and cancelled, which will be on or promptly after the first trading day after this offer to exchange expires, unless we extend or terminate this offer. See Section 6, "Conditions of the Offer." Assuming you have signed the required share award agreement and all of the necessary related documents, including the form of Irrevocable Instructions, also referred to as the standing order, that is attached to your share award agreement, which we refer to as the standing order, the share award will be deposited into your UBS PaineWebber account, subject to payment of applicable withholding taxes and a payment to us equal to the $.001 per share par value of your share awards. See Question 26.

         To receive the new options under this offer and under the terms of one of our stock incentive plans, you must:

         o    tender all of your eligible options,

         o tender all options granted to you during the six-month period before the commencement date of this offer, even if the exercise price per share of such options is less than $2.14 per share,

         o be an employee of Tellium or one of its U.S. subsidiaries on the date this offer is made,

         o continue to be an employee of Tellium or one of its U.S. subsidiaries on the date this offer expires, and

         o have not received a notice of termination of employment on or before the date this offer expires.

If you are not an employee of Tellium or one of its U.S. subsidiaries on both of those dates or if you receive a notice of termination of employment on or before the date this offer expires, you may not participate in this offer. As discussed below, we will not grant the new options until on or promptly after the first trading day that is at least six months and one day following the date we cancel the options accepted for exchange.

         In addition, if you do not remain an employee of Tellium or one of its U.S. subsidiaries from the date you tender your eligible options through the date we issue the share awards to you or if you receive a notice of termination of employment on or before the date we issue the share awards to you, you will not receive any share awards for your tendered options that have been accepted for exchange and cancelled. If you do not remain an employee of Tellium or one of its U.S. subsidiaries on the date you tender your eligible options through the date we grant the new options or if you receive a notice of termination of employment on or before the date we grant the new options to you, you will not receive any new options in exchange for your tendered options that have been accepted for exchange and cancelled. You also will not receive any other consideration for the tendered options accepted for exchange and cancelled if you are not an employee on the relevant dates and therefore are not issued any share awards or granted any new options.

Q.10.    What is the vesting schedule for the new option grant?

         The vesting schedule of the new options will be the same as that of the vesting schedule of the eligible options. For example, if your eligible options vest 25% on the first anniversary of your vesting start date and the remaining options vest monthly in an equal amount until fully vested on the fourth anniversary of that date, then that will be the vesting schedule of your new options. The vesting schedule of the new options will not start over but instead will continue from your original vesting start date in accordance with the original vesting schedule of the original option grant.

Q.11. Does the commencement of a new vesting schedule under my new options mean that I would have to wait a longer period before I can purchase common stock under my options?

         No. The vesting schedule of your new options will be the same as that of the cancelled options.

Q.12.    What is the vesting schedule for the share awards?

         The share awards will be 100% vested when issued to you.

Q.13. What happens if after I tender my options I am terminated as an employee?

         If your employment with Tellium or one of its U.S. subsidiaries terminates for any reason before the expiration of this offer, you may withdraw your tendered options and exercise them to the extent they are vested and in accordance with their terms. However, in such event, you will not receive share awards or new options. If your employment with us terminates for any reason after your tendered options are accepted and cancelled, you will only be entitled to receive the share awards if you remain continuously employed by Tellium or one of its U.S. subsidiaries through and including the date we issue the share awards to you, and you will only be entitled to receive the new options if you remain continuously employed by Tellium or one of its U.S. subsidiaries through and including the date of grant. If your employment terminates after the date of grant of the new options, you will only be able to exercise the new options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period specified in the option agreement following your termination in which to exercise the vested portion. Once your tendered options have been accepted and cancelled, you will have no rights with respect to those options, and they will not be reissued and returned to you for any reason.

         This offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or by you at any time, including before you are issued the share awards or granted the new options, for any reason, with or without cause.

Q.14. What if I am not an employee of Tellium or one of its U.S. subsidiaries when the share awards are issued or when the new options are granted?

         If you are not an employee of Tellium or one of its U.S. subsidiaries when the share awards are issued or you receive a notice of termination of employment on or before the date we issue the share awards, we will not issue the share awards to you. If you are not an employee of Tellium or one of its U.S. subsidiaries when the new options are granted or you receive a notice of termination of employment on or before the date we grant the new options, we will not grant the new options to you. Your eligible options may be fully or partially vested at present. If you do not accept this offer and your employment with Tellium or one of its U.S. subsidiaries ends, you would generally be able to exercise your eligible options during the limited time specified in your option documents, to the extent those options are vested on the day your employment ends. However, if you accept this offer and we accept and cancel your tendered options, you will not be eligible to receive share awards or new options if you are not employed by Tellium or one of its U.S. subsidiaries on the relevant dates.

Q.15.    When will I receive my new options?

         We currently expect to grant the new options on or promptly after the first trading day that is at least six months and one day after the date we accept and cancel the tendered options. For example, if on August 29, 2002, the first trading day following the scheduled expiration date of this offer, we cancel the tendered options accepted for exchange, we currently expect the grant date of the new options to be on or about March 4, 2003. If you are not an employee of Tellium or one of its U.S. subsidiaries from the date you tender eligible options through the date we grant the new options or you receive a notice of termination of employment on or before the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. See Section 5, "Acceptance of Options for Exchange and Cancellation and Issuance of Share Awards and Grant of New Options."

Q.16. Why won't I receive my new options immediately after the expiration date of this offer?

         If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options tendered for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the share price of our common stock as a compensation expense for the new options granted under this offer on each vesting date of the new option. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares of common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. We will, however, record a fixed non-cash compensation expense in connection with the issuance of the share awards, based on the value of the share awards on the date of issuance. See
Section 11, "Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer."

Q.17.    What will the exercise price of the new options be?

         The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, as determined by the last reported price of our common stock on the Nasdaq National Market on the date of grant or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed, or if our stock is not so quoted or listed at that time, then as otherwise determined by the compensation committee. Accordingly, we cannot predict the exercise price of the new options. The exercise price per share of any eligible option you tender must be $2.14 or more. This threshold price is higher than the current market price of our common stock, which was $.51 per share at the close of trading on July 25, 2002 on the Nasdaq National Market. However, because we will not grant new options until at least six months and one day after the date we cancel the tendered options accepted for exchange, the new options may have a higher exercise price than some or all of your eligible options. In addition, after the grant of the new options, our stock may never trade at a price higher than the exercise price per share of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. See Section 8, "Source and Amount of Consideration; Terms of Share Awards and New Options."

Q.18. When I receive the new option grant at least six months and one day from the exchange date, will I receive incentive stock options or non-qualified stock options?

         All options issued in exchange for your eligible options will be non-qualified options, regardless of whether you exchange incentive stock options or non-qualified stock options.

Q.19.    When will I receive my share awards?

         We will be prepared to issue the share awards promptly following the expiration of this offer and after tendered options are accepted for exchange and cancelled. The scheduled expiration date of this offer is August 28, 2002, and we expect to accept and cancel all tendered options on that date, unless we extend this offer. Promptly after expiration of this offer and acceptance and cancellation of tendered options, we will forward a share award agreement to you. You must properly execute the share award agreement and return it to us, together with a payment equal to the $.001 per share par value of your share awards. You must also sign the form of standing order, which is attached to your share award agreement. The standing order includes provisions authorizing UBS PaineWebber automatically to group a portion of your share awards as part of a block trade or bunched order and sell such shares in order to meet our federal, state and employment withholding tax obligations that will arise on the date we issue the share awards. Alternatively, you can satisfy the withholding tax obligation through a cash payment as described in this offer to exchange. However, in either case, you will be required to sign the standing order. If you want to satisfy the withholding tax obligation through a payment in cash, you must indicate this intention on your letter of transmittal and pay the withholding taxes to us in cash by check or wire transfer on or before 12:00 midnight, Eastern Time, on August 28, 2002. We recommend that you consult with you own tax advisor to determine the tax consequences of accepting this offer. See Questions 24 & 26. Assuming you have signed the required share award agreement and all of the necessary related documents, including the standing order, the share award will be deposited into your UBS PaineWebber account, subject to a payment to us equal to the $.001 per share par value of your share awards and payment of applicable withholding taxes.

Q.20.    What do I have to pay to get my share award?

         In order for the share awards to be issued, you have to pay us the $.001 per share par value of your share awards (rounded to the nearest whole cent). Since your share awards will be 100% vested upon issuance to you, you will recognize immediate taxable income equal to the fair market value of your share awards at that time. Therefore, you must also pay us the federal and state income and employment withholding taxes to which you become subject as a result of the immediate vesting of your share awards.

Q.21.    Will the share awards ever expire?

         The share awards will be 100% vested upon issuance to you and, therefore, do not need to be "exercised" after they vest. Unlike options, the share awards do not expire. As a result, the stock will be yours to hold, and you are free to transfer or sell as you desire, subject to applicable securities laws and payment of applicable par value and withholding taxes.

Q.22. What is the source of the common stock that will be used to exchange for my eligible options?

         The share awards and new options to be offered to eligible option holders will be issued from one of our stock incentive plans and will be drawn from the pool of common stock currently authorized for issuance under those plans. See Section 8, "Source and Amount of

Consideration; Terms of Share Awards and New Options." All eligible options tendered to, and accepted by, us in the tender offer will be cancelled, thereby permitting the issuance of the share awards and providing additional stock for future awards under our stock incentive plans. See Section 11, "Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer." Each of our stock incentive plans has substantially the same terms and conditions as described in Section 8 of this offer to exchange.

Q.23.    How does a leave of absence impact the offer?

         Some employee leaves of absence that we approve in advance may not be deemed to constitute non-employment.

Q.24. Will I have to pay taxes if I exchange my eligible options in the offer?

         There will be immediate tax consequences to you from receiving the share awards in exchange for your eligible options. If you exchange eligible options for share awards, since the share awards are fully vested upon their issuance to you, which will be on or promptly after the first trading day after this offer to exchange expires, you will be required to recognize taxable ordinary income in an amount equal to the fair market value of the share awards on the date of issuance, based on the closing price of our common stock on the last trading day before the date of issuance. In addition, all federal, state and local taxes that must be withheld with respect to that income will be due to Tellium immediately upon the issuance of the shares and will be funded as described below. Promptly after expiration of this offer and acceptance and cancellation of tendered options, we will forward a share award agreement to you. You must properly execute the share award agreement and return it to us, together with a payment equal to the $.001 per share par value of your share awards. You must also sign the form of standing order, which is attached to your share award agreement. The standing order includes provisions authorizing UBS PaineWebber automatically to group a portion of your share awards as part of a block trade or bunched order and sell such shares in order to meet our federal, state and employment withholding tax obligations that will arise on the date we issue the share awards. Alternatively, you can satisfy the withholding tax obligation through a cash payment as described in this offer to exchange. However, in either case, you will be required to sign the standing order. If you want to satisfy the withholding tax obligation through a payment in cash, you must indicate this intention on your letter of transmittal and pay the withholding taxes to us in cash by check or wire transfer on or before 12:00 midnight, Eastern Time, on August 28, 2002. If you do not make a cash payment as set forth above or if such payment is not sufficient to satisfy the withholding tax obligation, we have arranged with UBS PaineWebber to automatically sell a portion of your share awards that is sufficient to pay the withholding obligation, and this arrangement will be reflected in your share award agreement and the standing order. See Section 13, "Material U.S. Federal Income Tax Consequences."

         The new options you receive in the exchange will be non-qualified options under federal tax laws. On the date of grant of the new options, we believe you will not be required to recognize income for U.S. federal income tax purposes. However, when you exercise the options, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as ordinary income to you, and you will be subject to withholding of income and employment taxes at that time. In addition, if you exercise the new options by making payment to us other than cash, special rules apply. You should consult your own tax advisors when contemplating any exercise of the new options.

Q.25. If I have incentive stock options, what happens if I elect not to exchange them in this offer?

         We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept this offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline this offer. A successful assertion by the IRS that the options are modified would extend the period of time that you are required to hold the shares purchased under those options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options. See Section 13, "Material U.S. Federal Income Tax Consequences." However, any assertion by the IRS, even if successful, would not affect the exercise price or vesting schedule of your options.

Q.26. How will withholding taxes be handled when my share awards are issued or when I exercise my new options?

         Upon issuance of the share awards, you will be required to recognize ordinary income in an amount equal to the fair market value of the share awards, based on the closing price of our common stock on the last trading day before the date we issue the share awards. This means that the ordinary income will be reflected on your year-end W-2, and we will have an obligation to withhold federal and state income and payroll taxes, much like the obligation that arises when we pay you your salary or a bonus. Promptly after expiration of this offer and acceptance and cancellation of tendered options, we will forward a share award agreement to you. You must properly execute the share award agreement and return it to us, together with a payment equal to the $.001 per share par value of your share awards. You must also sign the form of standing order, which is attached to your share award agreement. The standing order includes provisions authorizing UBS PaineWebber automatically to group a portion of your share awards as part of a block trade or bunched order and sell such shares in order to meet our federal, state and employment withholding tax obligations that will arise on the date we issue the share awards. Alternatively, you can satisfy the withholding tax obligation through a cash payment as described in this offer to exchange. However, in either case, you will be required to sign the standing order. If you want to satisfy the withholding tax obligation through a payment in cash, you must indicate this intention on your letter of transmittal and pay the withholding taxes to us in cash by check or wire transfer on or before 12:00 midnight, Eastern Time, on August 28, 2002. If you do not make a cash payment as set forth above or if such payment is not sufficient to satisfy the withholding tax obligation, we have arranged with UBS PaineWebber to automatically sell a portion of your share awards that is sufficient to pay the withholding obligation, and this arrangement will be reflected in your share award agreement and the standing order. Specifically, the following will happen:

          o Promptly after the date we issue the share awards, UBS PaineWebber will rely on your standing order to group a portion of your share awards as part of a block trade or bunched order and sell such shares sufficient to obtain proceeds to satisfy Tellium's withholding tax obligation. You will pay UBS PaineWebber's usual trade commission for this sale.

         o The amount of withholding taxes you owe will be based on the closing price of our stock on the last trading day before your receive your share awards. We and UBS PaineWebber will attempt to estimate the correct number of shares to be sold to cover withholding taxes based on market conditions and the price of our stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy our withholding tax obligations. If there are excess proceeds, the excess will be deposited in your UBS PaineWebber account. If there are insufficient proceeds to cover the withholding taxes, then we reserve the right to either instruct UBS PaineWebber to sell additional shares or deduct the necessary amount from your next paycheck.

         Unless you pay us for the applicable withholding taxes in cash by check or wire transfer, by participating in this exchange and signing the share award agreement and standing order, you will authorize us and UBS PaineWebber to take the above actions to pay withholding taxes, including by payroll deduction. In the event there is not a market in our common stock, Tellium will have the right to make other arrangements to satisfy the withholding obligations. You will not be able to sell or trade your shares from your UBS PaineWebber account until withholding taxes have been paid in full. The sale of sufficient shares to satisfy withholding payments may require several trading days. Your shares may decline in value during the period between the date the share awards are issued and the date on which you may trade or sell shares deposited in your UBS PaineWebber account. Any decline in value may increase the number of shares that need to be sold in order to satisfy withholding taxes. See Section 13, "Material U.S. Federal Income Tax Consequences."

         Upon the exercise of the new options, the difference between the exercise price of the options and fair market value of the shares subject to the options on the date of exercise will be treated as taxable income to you. We will have an obligation to withhold federal and state income and payroll taxes at that time. You will be required to pay Tellium in cash an amount equal to the withholding taxes in connection with the exercise of the options prior to the issuance of the shares. We will have the right to deduct from your paycheck an amount equal to the withholding taxes. Alternatively, in satisfaction of the withholding tax obligation, you may elect in writing (i) to have withheld a portion of the shares issuable to you upon exercise of your options, having an aggregate fair market value, on the date preceding the date of such issuance, equal to the minimum taxes required to be withheld or (ii) to deliver shares that have been held by you for at least six months having an aggregate fair market value on the day preceding the date of exercise equal to the minimum taxes required to be withheld. However, the compensation committee of our board of directors has the sole discretion to decide whether to accept or reject your election to pay the withholding taxes by having shares withheld or tendering other shares.

Q.27. If I tender eligible options in the offer, will I be eligible to receive other option grants before I receive my new options?

         We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with this offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day after the date on which we cancel tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of this offer. See Section 11, "Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer."

Q.28.    Why don't we simply reprice the current options?

         "Repricing" existing options would result in variable accounting for all of these options, which could require us for financial reporting purposes to record compensation expense each quarter until such repriced options were exercised, cancelled or expired. The higher the market value of our shares of common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. We will, however, record a fixed non-cash compensation expense for the share awards based on the value of the share awards on the date of issuance. See Section 11, "Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer."

Q.29. What happens if Tellium is subject to a change of control, such as a merger or acquisition?

         If Tellium merges with or is acquired by another entity after we accept and cancel the tendered options but before we issue the share awards or grant the new options, then the resulting entity will be bound to issue the share awards and grant the new options, as the case may be, under the same terms as provided in this offer to exchange. However, the type of security and the number of shares covered by the share awards and the new options, as the case may be, would be determined by the acquisition agreement between Tellium and the acquirer based on the same principles applied to the handling of shares of common stock or options to acquire Tellium's common stock that are outstanding at the time of the acquisition, as the case may be. As a result of the ratio in which our common stock may convert into an acquirer's common stock in an acquisition transaction, you may receive share awards and new options, as the case may be, for more or fewer shares of the acquirer's stock than the number of shares that you would receive in this offer if no acquisition had occurred. In the event that Tellium acquires another entity, no change will occur with respect to your election to participate in this offer.

         If the change of control occurs after the issuance of your share awards, you will be considered a Tellium stockholder and treated the same as our other stockholders in any change of control.

         If a change of control occurs after the grant of the new options, the compensation committee of our board of directors, in its sole discretion, has authority under our stock incentive plans to take any or all of the following actions before the occurrence of a change in control:

         o pay in cash upon surrender of any option or other incentive awards award or portion thereof to the extent vested and not yet exercised;

         o replace the options or other incentive awards with other rights or property;

         o accelerate vesting of all or a portion of the options and other incentive awards;

         o request that the options and other incentive awards be assumed by the successor or survivor corporation or that the successor or survivor corporation provide substituted options or other incentive awards; and

         o adjust the terms and conditions of outstanding options and other incentive awards and/or the number and type of shares or other securities or property subject to the outstanding options or awards.

         If we entered into a merger or similar transaction, it could have a substantial effect on the price of our common stock, including substantial appreciation or depreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any potential price appreciation in the common stock associated with the new options. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction.

Q.30. When does this offer to exchange expire? Can this offer be extended, and if so, how will I know if it is extended?

         This offer expires on August 28, 2002, at 12:00 midnight, Eastern Time, unless we extend it. No exceptions will be made to this deadline.

         Although we do not currently intend to do so, we may, in our sole discretion, extend this offer at any time. If we extend this offer, we will publicly announce the extension no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. See Section 14, "Extension of Offer; Termination; Amendment."

Q.31.    How do I tender my options?

         If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal and the election form and return those documents and any other required document to Jenniffer Collins, Investor Relations Director, at Tellium, Inc., 2 Crescent Place, Oceanport, New Jersey 07757-0901, Fax No. (732) 923-9805, before 12:00 midnight, Eastern Time, on
August 28, 2002, unless this offer to exchange is extended. You do not need to return your stock option agreements for your eligible options to effectively elect to accept this offer.

         Your election will be effective only upon receipt by the Investor Relations Director. To ensure timely delivery, we recommend that you make every effort to hand deliver your completed election form. If hand delivery is not feasible, we recommend that you send it by fax or, if necessary, by mail, and then follow up with a telephone call or email to confirm receipt by the deadline. Delivery by email will not be accepted. If you have questions about delivery, you may contact Jenniffer Collins. You should review this offer to exchange, the letter of transmittal, the election form and all of their attachments before making your election. We will only accept a paper copy of your election form.

         If we extend this offer to exchange beyond August 28, 2002, then you must sign and deliver the election form before the extended expiration of this offer.

         We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine would be unlawful to accept. If you do not sign and deliver the letter of transmittal, the election form and any other required document before this offer expires, it will have the same effect as if you rejected this offer. See Section 3, "Procedures for Tendering Options." Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of this offer.

Q.32.    During what period of time may I withdraw previously tendered options?

         You may withdraw your tendered options at any time before the offer expires at 12:00 midnight, Eastern Time, on August 28, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, you will also have the right to withdraw your tendered options after the expiration of 40 business days from the date of commencement of this offer, which will be September 26, 2002, unless your tendered options have been accepted by that time. To withdraw tendered options, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. Delivery by e-mail will not be accepted.

         Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described in this offer to exchange. See
Section 4, "Withdrawal Rights."

Q.33. Do I have to return a letter of transmittal or any other document if I do not want to exchange my options?

         No. You do not have to return a letter of transmittal or any other document if you do not wish to exchange your eligible options in this offer to exchange.

Q.34. What happens to my options if I do not accept this offer or if my options are not accepted for exchange?

         If you do not accept this offer, or if we do not accept any tendered options, you will keep all of your current options, and you will not receive any share awards or new options as part of the offer. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept this offer, see the discussion in Question 25 and in Section 13, "Material U.S. Federal Income Tax Consequences."

Q.35.    What do we and our board of directors think of this offer to exchange?

         Although the compensation committee of our board of directors and our board of directors have approved this offer, they recognize that the decision to accept is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. None of our executive officers or directors is eligible to participate in this offer. See Section 10, "Interests of Directors and Officers; Transactions and Arrangements About the Options." Neither we, the compensation committee nor our board of directors is making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of Tellium or one of its U.S. subsidiaries when the share awards are issued or the new options are granted, see the discussion in Question 14 above.

Q.36.    Is there any information regarding Tellium that I should be aware of?

         Your decision of whether to accept or reject this offer should take into account the factors described in this offer to exchange as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, the risk that:

         o    we will continue to incur significant losses,

         o our limited operating history makes forecasting our future revenues and operating results difficult, which impairs our ability to manage our business,

         o we generate substantially all of our revenues from a limited number of customers,

         o    we will not attract new customers,

         o    customers fail to place orders for our products,

         o we are unable to reach commercially-acceptable contract terms with new customers,

         o our revenues and operating results vary significantly from quarter to quarter, causing the price of our common stock to decline,

         o    the selling prices of our products decline,

         o significant non-cash charges will affect our future operating results, causing the price of our common stock to decline,

         o general economic conditions or conditions within our industry continue to worsen or improve more slowly than we expect,

         o    we experience volatility in our stock price,

         o if our stock price remains below $1.00 per share for 30 consecutive business days, the Nasdaq may send us a delisting notice, under which we would have 90 calendar days to come into compliance with the Nasdaq's $1.00 minimum bid requirement,

         o errors or defects in our products are found only after full deployment in a customer's network,

         o    our products are unable to operate within customer networks,

         o our products fail to meet contract specifications or industry standards that may emerge,

         o    the optical switching market fails to develop as we expect,

         o    we fail to develop new and enhanced products,

         o we are unable to increase market awareness and sales of our products,

         o    we are unable to comply with government regulations, and

         o industry conditions and our workforce reductions could impact product development and existing customer contracts.

         In addition, before making your decision to tender your options, you should carefully review the information about Tellium discussed in Section 9 of this offer to exchange. This information includes an update on recent events affecting our business and explains where you can find additional information about us contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and in our Quarterly Report on Form 10-Q for the quarter ended March 21, 2002, including financial information on pages F-1 through F-20 of our Annual Report, on pages 3 through 7 of our Quarterly Report and summary financial information contained in Section 9 of this offer. See Section 9, "Information About Tellium, Inc."

Q.37.    What are the accounting consequences to Tellium of making this offer?

         Neither the share awards nor the new options issued in this offer to exchange will be treated for financial reporting purposes as variable awards. Eligible options that are not returned under this offer will be treated as variable awards for the remaining life of the original option. We will record a fixed non-cash compensation expense for the fully vested share awards based on the value of the share awards on the date of issuance. See Section 11, "Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer."

Q.38.    Who can I talk to if I have questions about this offer?

         For additional information or assistance, you should contact:

         o    Jenniffer Collins at (732) 483-3112; or

         o    send an email to exchangeprogram@tellium.com.

         In addition to these resources, we also plan to arrange for question and answer sessions about this offer to exchange. This session will not be a solicitation or make any recommendations whatsoever with respect to this offer to exchange. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this offer to exchange. You should consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the question and answer session in the coming days.

                                    The Offer

1.       Number of Share Awards and New Options; Expiration Date.

         We are offering to exchange share awards and new options in return for all of your eligible options, subject to the terms and conditions described in this offer to exchange and the related letter of transmittal, as each may be amended from time to time. The eligible options are all options outstanding under our stock incentive plans having an exercise price of $2.14 or more. All of our stock incentive plans are considered employee benefit plans as defined in Rule 405 under the Securities Act of 1933. In order to participate in this offer to exchange, you must:

         o    tender all of your eligible options,

         o tender all options granted to you during the six-month period before the commencement date of this offer, even if the exercise price per share of such options is less than $2.14 per share,

         o be an employee of Tellium or one of its U.S. subsidiaries on the date this offer is made,

         o continue to be an employee of Tellium or one of its U.S. subsidiaries on the date this offer expires, and

         o not have received a notice of termination of employment on or before the date this offer expires.

         If you choose to tender any options for exchange, you must tender all eligible options and all options granted to you during the six-month period before the commencement date of this offer, even if the exercise price per share of such options is less than $2.14 per share. Based on a commencement date of August 1, 2002, all options granted to you on or after February 1, 2002 must be exchanged if you exchange your eligible options. We will not accept partial tenders. If you attempt to tender some of your eligible options but do not include all of your eligible options, including options granted to you during the six-month period before the commence date of this offer, we will reject your entire tender.

         Our offer is subject to the terms and conditions described in this offer to exchange and the letter of transmittal. We will not accept options unless they are properly tendered and not validly withdrawn in accordance with
Section 5 of this offer to exchange before this offer expires on the "expiration date" as defined below.

         In exchange for your eligible options, you will receive a new grant of share awards and stock options. One-tenth (1/10th) of the new grant will consist of share awards of our common stock (rounded up to the nearest whole share) and nine-tenths (9/10ths) of the new grant will consist of new options exercisable for shares of our common stock (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events. For example, if you exchange eligible options exercisable for 1,000 shares of common stock, you will receive 100 share awards and 900 new options. The exact number of stock options that you have now is listed on the enclosed statement from UBS PaineWebber. You will be required to pay $.001 per share for each share award you receive in the exchange, which is the par value of a share of Tellium common stock. As further discussed in Section 13 of this offer to exchange, you will recognize ordinary income on the date we issue the share awards. We will not issue any fractional share awards and will round up all fractional shares. All share awards will be issued under our 2001 plan and under a share award agreement between you and us.

         The term "expiration date" means 12:00 midnight, Eastern Time, on August 28, 2002, unless and until we, in our discretion, extend the period of time during which this offer will remain open. If we materially change the terms of this offer to exchange or the information about the offer to exchange, or if we waive a material condition of this offer, we will extend the offer to exchange to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. Section 14 of this offer to exchange describes our rights to extend, delay, terminate and amend this offer, and Section 3 describes our rights to accept all of the properly tendered options or to reject them all.

         If we decide to take any of the following actions, we will publish a notice of the action:

         o increase or decrease what we will give you in exchange for your eligible options, or

         o increase or decrease the number or type of options eligible to be exchanged in this offer.

         If the offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will extend this offer for a period of at least 10 business days after the date the notice is published.

         For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time, and a "trading day" means any business day on which a closing sale price of our common stock is reported on the Nasdaq National Market.

2.       Purpose of the Offer.

         We are making this offer for compensatory purposes and to further advance our corporate goals of retaining, motivating and incentivizing our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

         Although the compensation committee of our board of directors and our board of directors have approved this offer, we recognize that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. None of our executive officers or directors is eligible to participate in this offer. Neither we, the compensation committee nor our board of directors is making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of Tellium or one of its U.S. subsidiaries when the share awards are issued or the new options are granted, see the discussion in Question 14 above.

3.       Procedures for Tendering Options.

         Making Your Election. If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal and the election form and return those documents and any other required document to Jenniffer Collins, Investor Relations Director, at Tellium, Inc., 2 Crescent Place, Oceanport, New Jersey 07757-0901, Fax No. (732) 923-9805, before 12:00 midnight, Eastern Time, on August 28, 2002, unless this offer to exchange is extended. You do not need to return your stock option agreements relating to your eligible options to effectively tender those options. We must receive all of the required documents before the expiration date.

         Your election will be effective upon receipt by the Investor Relations Director. To ensure timely delivery, we recommend that you make every effort to hand deliver your completed election form. If hand delivery is not feasible, we recommend that you send it by fax or, if necessary, by mail, and then follow up with a telephone call or email to confirm receipt by the deadline. We will only accept a paper copy of your election form. Delivery by email will not be accepted.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No eligible options will be accepted for exchange until the option holder exchanging the eligible options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

         Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you tender your eligible options according to the procedures described above, you will have accepted the terms and conditions of this offer. Our acceptance of eligible options that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of this offer on the first business day after this offer to exchange expires. In addition, you will be required to enter into a share award agreement governing the terms of your share awards and a stock option agreement governing the terms of your new options.

         Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly tendered eligible options for which an election form has been properly delivered and that have not been validly withdrawn.

4.       Withdrawal Rights.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4. If you elect to accept this offer and exchange your eligible options and you later want to change your election to reject this offer, you must reject this offer with respect to all of your eligible options. No partial rejections of options will be accepted. Similarly, if you elect to reject this offer and you later want to change your election to accept this offer and exchange your options, you must accept this offer with respect to all your eligible options and all options granted to you during the six-month period before the commencement date of this offer, even if the exercise price per share of such options is less than $2.14 per share. We will only accept a paper copy of your change of election. Delivery by email will not be accepted.

         You may withdraw your tendered options at any time before 12:00 midnight, Eastern Time, on August 28, 2002. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. In addition, you will also have the right to withdraw your tendered options after the expiration of 40 business days from the date of commencement of this offer, which will be September 26, 2002, unless your tendered options have been accepted by that time.

         To validly withdraw tendered options, you must deliver to us at the address set forth in Section 3 at written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. Delivery by e-mail will not be accepted. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant number, grant date, exercise price and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal should be executed by the option holder who tendered the options to be withdrawn as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. You will have the right to withdraw your tendered options after the expiration of 40 business days from the date of commencement of this offer, which will be September 26, 2002, unless your tendered options have been accepted by that time. We intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of this offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3 of this offer to exchange.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices to withdrawal. Our determinations of these matters will be final and binding.

5. Acceptance of Options for Exchange and Cancellation and Issuance of Share Awards and Grant of New Options.

         Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights under those options. If we cancel all tendered options on August 29, 2002, we currently expect to issue the share awards on or promptly after the first trading day after that date. Our issuance of share awards to you, your ability to receive share awards and your ability to exercise shareholder rights associated with your share awards are conditioned upon and subject to your prompt execution and return of a share award agreement and standing order to sell a portion of the shares to satisfy your tax liability. We discuss the standing order in more detail in Section 13 of this offer to exchange. We will deliver a share award agreement and standing order to you promptly after the expiration of this offer of exchange. In addition, if we cancel all tendered options on August 29, 2002, we currently expect to grant new options on or promptly after March 4, 2003, the first trading day that is at least six months and one day after the date we accept and cancel the tendered options. If this offer is extended, then the issuance date of the share awards and the grant date of the new options will also be extended.

         In exchange for the eligible options that you tender to us, you will receive:

         o    share awards, and

         o    new options exercisable for common stock.

One-tenth (1/10th) of the new grant will consist of share awards of our common stock (rounded up to the nearest whole share) and nine-tenths (9/10ths) of the new grant will consist of new options exercisable for shares of our common stock (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events. For example, if you exchange eligible options exercisable for 1,000 shares of common stock, you will receive 100 share awards and 900 new options.

         We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with this offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the cancellation of the tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of this offer.

         If you are not an employee of Tellium or one of its U.S. subsidiaries from the date you tender options through the date the share awards are issued or you receive a notice of termination of employment on or before the date we issue the share awards to you, you will not receive any share awards or any other consideration for your tendered options. If you are not an employee of Tellium or one of its U.S. subsidiaries through the date of grant of the new options or you receive a notice of termination of employment on or before the date we grant the share awards to you, you will not receive any new options for your tendered options. Some employee leaves of absence that we approve in advance may not be deemed to constitute non-employment.

         You are not required to accept this offer. If you choose to tender any options for exchange, you must tender all eligible options and all options granted to you during the six-month period before the commencement date of this offer, even if the exercise price per share of such options is less than $2.14 per share. Based on a commencement date of August 1, 2002, all options granted to you on or after February 1, 2002 must be exchanged if you exchange your eligible options.

         For purposes of this offer, we will be deemed to have accepted for exchange all options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of those options, which we may make by press release. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. Promptly after we cancel options tendered for exchange, we will send each tendering option holder a letter indicating the number of options (and shares subject to the options) that we have accepted for exchange, the exercise price of the options that we have accepted for exchange, the date of acceptance, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options, as well as the number of share awards that will be issued to each tendering option holder. We filed a form of this letter with the Securities and Exchange Commission on August 1, 2002 as Exhibit (a)(4) to the Tender Offer Statement on Schedule TO.

         If Tellium merges with or is acquired by another entity after we accept and cancel the tendered options but before we issue the share awards or grant the new options, then the resulting entity will be bound to issue the share awards and grant the new options, as the case may be, under the same terms as provided in this offer to exchange. However, the type of security and the number of shares covered by the share awards and the new options, as the case may be, would be determined by the acquisition agreement between Tellium and the acquirer based on the same principles applied to the handling of shares of common stock or options to acquire Tellium's common stock that are outstanding at the time of the acquisition, as the case may be. As a result of the ratio in which our common stock may convert into an acquirer's common stock in an acquisition transaction, you may receive share awards and new options, as the case may be, for more or fewer shares of the acquirer's stock than the number of shares that you would receive in this offer if no acquisition had occurred. In the event that Tellium acquires another entity, no change will occur with respect to your election to participate in this offer.

         If the change of control occurs after the issuance of your share awards, you will be considered a Tellium stockholder and treated the same as our other stockholders in any change of control.

         If a change of control occurs after the grant of the new options, the compensation committee of our board of directors, in its sole discretion, has authority under our stock incentive plans to take any or all of the following actions before the occurrence of a change in control:

         o pay in cash upon surrender of any option or other incentive awards award or portion thereof to the extent vested and not yet exercised;

         o replace the options or other incentive awards with other rights or property;

         o accelerate vesting of all or a portion of the options and other incentive awards;

         o request that the options and other incentive awards be assumed by the successor or survivor corporation or that the successor or survivor corporation provide substituted options or other incentive awards; and

         o adjust the terms and conditions of outstanding options and other incentive awards and/or the number and type of shares or other securities or property subject to the outstanding options or awards.

         If we entered into a merger or similar transaction, it could have a substantial effect on the price of our common stock, including substantial appreciation or depreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any potential price appreciation in the common stock associated with the new options. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction.

         Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

6.       Conditions of the Offer.

         Notwithstanding any other provision of this offer, we will not be required to accept any options tendered to us, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after August 1, 2002 and before the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of options tendered to us:

                  (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

                  o challenges the making of this offer, our acquisition of some or all of the tendered options under this offer, the issuance of new options or share awards, or otherwise relates in any manner to this offer, or

                  o in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Tellium or its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this offer to us;

                  (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  o make the acceptance for exchange of, or issuance of new options and share awards for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of this offer or otherwise relates in any manner to this offer;

                  o delay or restrict our ability, or render us unable, to accept for exchange, or issue shares awards or grant new options for, some or all of the tendered options;

                  o in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Tellium or its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this offer to us; or

                  (c)  there shall have occurred:

                  o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  o the commencement and/or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                  o any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                  o any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Tellium or its subsidiaries or on the trading in our common stock;

                  o any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

                  o in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

                  (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  o    any person, entity or "group," within the meaning of
                       Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                       Schedule 13D or Schedule 13G with the SEC on or before the expiration date of this offer;

                  o    any such person, entity or group that has filed a
                       Schedule 13D or Schedule 13G with the SEC on or before the expiration date of this offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

                  (e) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense (other than the compensation expense contemplated for the share awards) against our earnings in connection with the offer;

                  (f) the delisting of our stock from the Nasdaq National
         Market;

                  (g) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

         The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.       Price Range of Common Stock Underlying the New Options.

         Our common stock is quoted on the Nasdaq National Market under the symbol "TELM." Public trading of our common stock began on May 17, 2001. Before that, there was no public market for our common stock. The following table lists, for the periods indicated, the high and low sale prices per share of our common stock on the Nasdaq National Market.

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



                                               High              Low

        Year ended December 31, 2001

             Second Quarter                   $ 29.73          $ 13.50

             Third Quarter                      19.70             3.49

             Fourth Quarter                      9.20             4.18

        Current Year

             First Quarter                       7.28             1.78

             Second Quarter                      2.64              .66

             Third Quarter                        .48              .71
             (through July 25, 2002)

         On July 25, 2002, the last reported price of our common stock on the Nasdaq National Market, was $.51 per share.

         Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, particularly Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The new options will not be granted until on or promptly after the first trading day that is at least six months and one day after the date we accept and cancel your tendered options. The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, as determined by the last reported price of our common stock on the Nasdaq National Market on the date of grant or as otherwise determined by the compensation committee. The exercise price of the new options may be higher than the exercise price of your tendered options. In addition, our common stock may never trade at a price above the exercise price of the new options.

         We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.       Source and Amount of Consideration; Terms of Share Awards and New
         Options.

         Consideration. The share awards issued in exchange for eligible options properly tendered and accepted for exchange and cancellation by us will be issued under our 2001 plan. The new options granted in exchange for eligible options properly tendered and accepted for exchange and cancellation by us may be granted under either our 2001 plan or 2001 special plan. One-tenth (1/10th) of the new grant will consist of share awards of our common stock (rounded up to the nearest whole share) and nine-tenths (9/10ths) of the new grant will consist of new options exercisable for shares of our common stock (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events. For example, if you exchange eligible options exercisable for 1,000 shares of common stock, you

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

will receive 100 share awards and 900 new options. No share awards will be issued to an option holder until that person signs and returns a share award agreement and standing order to sell a portion of the share awards to satisfy the withholding tax obligations and pays to us the $.001 per share par value of the share awards (rounded up to the nearest whole cent). The exact number and type of stock options that you have now is listed on the enclosed statement from UBS PaineWebber.

         As of July 25, 2002, there were issued and outstanding options to purchase 14,810,195 shares of our common stock eligible to participate in this offer to exchange. If we receive and accept for exchange all outstanding eligible options, we will issue a total of approximately 1,481,020 share awards and grant new options to purchase a total of approximately 13,329,175 shares of our common stock. If all eligible options are properly tendered and accepted and cancelled, the common stock issuable upon exercise of the new options, together with the share awards to be issued, will equal approximately 13% of the total shares of our common stock issued and outstanding as of July 25, 2002.

         Terms of Share Awards. We expect to issue the share awards under our 2001 plan and evidence them by a share award agreement between us and each option holder whose tendered options in this offer are accepted and cancelled. The share award agreement will be substantially the same as the form of share award agreement attached as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on August 1, 2002. You must execute the share award agreement and the standing order and pay $.001 per share award before we issue your share awards. If we cancel all tendered options on August 29, 2002, we currently expect to issue the share awards on or promptly after the first trading day after that date.

         Terms of New Options. The new options may be granted under either our 2001 plan or 2001 special plan and will be evidenced by a new stock option agreement between us and each option holder whose tendered options in this offer are accepted and cancelled. The new stock option agreement will be substantially the same as the form of option agreement attached as Exhibit (d)(5) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on August 1, 2002. You must execute a new stock option agreement before receiving new options. The grant date of each new option will be on or promptly after the first trading day that is at least six months and one day after the date we accept and cancel the tendered options. We currently expect the grant date to be March 4, 2003, unless this offer is extended.

         The vesting schedule of the new options will be the same as that of the vesting schedule of the eligible options. For example, if your eligible options vest 25% on the first anniversary of your vesting start date and the remaining options vest monthly in an equal amount until fully vested on the fourth anniversary of that date, then that will be the vesting schedule of your new options. The vesting schedule of the new options will not start over but instead will continue from the original vesting start date in accordance with the original vesting schedule of the original option grant.

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

         The terms and conditions of the new options may vary from the terms and conditions of the options tendered and accepted for exchange with respect to the exercise price and other terms specified in this offer.

         Once you receive a share award, you will have voting, dividend and other stockholder rights with respect to all shares of the award. You will have no stockholder rights with respect to the shares of our common stock subject to your outstanding options until you purchase those shares in accordance with the provisions of the applicable stock incentive plan. Nothing in any of our stock incentive plans confers upon you any right to continue in our employ.

         All shares of common stock granted upon exercise of options under our stock incentive plans, including the shares that will be issuable upon exercise of all new options to be granted under this offer, have been registered under the Securities Act of 1933 on Registration Statements on Forms S-8 filed by us with the Securities and Exchange Commission. Unless you are one of our affiliates, you will be able to sell the shares received upon exercise of your options free of any transfer restrictions under applicable securities laws.

         Stock Certificates. Your share awards will be held in the custody of UBS PaineWebber. You will not receive a stock certificate for the share awards. Rather, your share awards will be evidenced by the share award agreement between you and us which you must sign in order to receive any share awards. On the issuance date, if you are still employed by us and have signed the share award agreement and the standing order, the number of shares of common stock corresponding to your original share awards will be electronically deposited into your account with UBS PaineWebber, subject to payment of applicable withholding taxes and the $.001 per share par value of the share awards. You will have dividend, voting and other stockholder rights with respect to all share awards you receive in this offer as of the date we issue the share awards to your account. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

         Tax Consequences. You should refer to Section 13 of this offer to exchange for a discussion of the U.S. federal income tax consequences of the share awards, the eligible options, as well as the consequences of accepting or rejecting the new options and share awards under this offer to exchange. You should consult with your own tax advisor concerning the U.S. federal, state and other tax consequences of accepting or rejecting this offer to exchange.

         Registration of Share Awards. All share awards in connection with this offer to exchange have been registered under the Securities Act on Registration Statements on Forms S-8 filed by us with the SEC. Unless you are considered an affiliate of Tellium, you will be able to sell your share awards free of any transfer restrictions under applicable securities laws.

         You should also be aware that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options that you receive in this offer may have a higher exercise price than some or all of your tendered options accepted for exchange by us.

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

         The issuance of share awards and the grant of the new options under this offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options.

Summary of Tellium's Stock Incentive Plans

         We intend to issue share awards under our 2001 plan and grant new options under either our 2001 plan or 2001 special plan. We have summarized below the provisions of each of these stock incentive plans as they relate to the share awards and new options. Except as otherwise noted, each of our stock incentive plans has substantially the same terms and conditions. The information in this summary is not complete and we recommend that you review each of our stock incentive plans and the form of share award agreement and form of stock option agreement that have been filed with the SEC.

         Purpose.  The purpose of each of our stock incentive plans is to:

         o    attract, retain and reward valuable personnel,

         o give participants an additional incentive to contribute to the success of the company, and

         o align the economic interests of employees, officers, directors and consultants with those of Tellium and our stockholders.

         Administration. Our compensation committee administers each of our stock incentive plans. Subject to the terms of the particular plan, the committee has the authority to determine the persons to whom options and other awards will be granted, subject to eligibility requirements for grants of incentive stock options, and the terms of the options and other awards granted, including:

         o    the number of shares subject to each award,

         o    when the option or other awards becomes exercisable,

         o    the per share exercise or purchase price,

         o    the duration of the option or other award,

         o the time, manner and form of payment upon the exercise of an option or other award, and

         o other terms and provisions governing the option or other award.

The interpretation and construction by the committee of any provision of the our stock incentive plans or of any award granted under those plans are final unless otherwise determined by our board of directors.

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

         Types of Awards. Each of our stock incentive plans permits the committee to grant a variety of equity-based awards. The only awards applicable to this offer to exchange are stock options and share awards.

         Eligibility. The committee is authorized under each of our stock incentive plans to grant awards to employees, officers, directors, consultants and advisors of Tellium and its subsidiaries by providing them with stock options and other awards.

         Number of Shares.

         o As of July 25, 2002, 4,492,997 shares of common stock were available for future grants under the 2001 plan, and we had granted options to purchase an aggregate of 8,898,138 shares under the 2001 plan, net of cancellations. As of July 25, 2002, we had granted options to purchase an aggregate of 37,818,478 under our 1997 plan, net of cancellations, and no shares were available for future grant under the 1997 plan. Shares subject to awards under the 1997 plan that expire, are canceled or otherwise are terminated are available for re-grant under the 2001 plan.

         o As of July 25, 2002, 1,306,801 shares of our common stock were available for future grant under the 2001 special plan, and we had granted options to purchase an aggregate of 1,143,200 shares under the 2001 special plan, net of cancellations.

         Share Reserve.

         o The maximum number of shares that may be made the subject of options and awards granted under the 2001 plan was initially set at 14,000,000. The 2001 plan provides that if, on January 1 of each calendar year, beginning in calendar year 2002, the aggregate number of shares of common stock available for the granting options and other awards under the 2001 plan, not including shares that are subject to outstanding options or other awards granted under that plan, is less than five percent of the total number of outstanding shares of common stock on such date, the amount authorized under the 2001 plan will increase in an amount so that the aggregate number of shares of common stock with respect to which stock options and other awards may be granted under that plan, not including shares that are subject to outstanding options or other awards granted under the 2001 plan, is equal to the lesser of (a) five percent of the total number of outstanding shares of common stock on that date or (b) a number of shares of common stock as determined by our board of directors. No more than one-quarter of these allotted shares may be made subject to restricted stock awards under the 2001 plan.

         o The maximum number of shares that may be made the subject of options and awards granted under the 2001 special plan is 2,450,001, and not more than one-third of the number of allotted shares may be made the subject of restricted stock awards under the plan. The maximum number of shares that may be the subject of options and awards granted to an eligible individual in any one calendar year may not exceed

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

              500,000 shares. The maximum dollar amount of cash or the fair market value of shares that any eligible individual may receive in any calendar year in respect of performance units denominated in dollars may not exceed $1,500,000. If any outstanding option or award expires or terminates, the shares allocable to the unexercised portion of that option or award may again be available for purposes of options and awards under the 2001 special plan. If an option is exercised by tendering shares, those shares will be added to the pool of available shares under the 2001 special plan. Our 2001 special plan provides that the shares available for grant under the plan must be treasury shares.

         Adjustments Upon Change in Capitalization. Each of our stock incentive plans provides that in the event of any change in capitalization, the committee will make appropriate adjustments to outstanding options or other awards. A change in capitalization could result from, among other things, a stock dividend, cash or property dividend, stock split, reverse stock split, share combination, reclassification, recapitalization, merger, consolidation, spin-off, split-up, reorganization, issuance of warrants or rights or debentures, exchange of shares, repurchase of shares, change in corporate structure or a substantially similar event.

         Termination and Amendment. Each of our stock incentive plans will terminate on the day preceding the tenth anniversary of the date of its adoption by our board of directors. Our board of directors will be able to at any time and from time to time amend or terminate the plans. However, to the extent necessary under applicable law, no change will be effective without the requisite approval of our stockholders. In addition, no change will alter or adversely impair any rights or obligations under any stock option and other incentive award previously granted, except with the written consent of the grantee.

         Term. The term of each award under our stock incentive plans is fixed by the committee and may not exceed 10 years from the date of grant. The new options to be granted under this offer will generally have a term of 10 years from the date of grant.

         Grant Agreements. Each option grant or other award under each of our stock incentive plans must be evidenced by an agreement that describes the terms of the grant.

Stock Options

         Exercise Price and Vesting. The exercise price of any option granted under each of our stock incentive plans may be set at any price, but must be set at or above the fair market value of our common stock on the date of grant to qualify as an incentive stock option or performance-based compensation. None of the new options will be incentive stock options. Each option will vest on the dates and in the installments that the committee determines. In the discretion of the committee, the exercise price of any option may be paid as follows:

         o    in cash,

         o by transferring shares to Tellium that have been held for at least 12 months under the 2001 plan and at least six months under the 2001 special plan before the option exercise, or

         o by a combination of those methods or other methods permitted by the committee in its discretion.

In addition, options may be exercised through a registered broker-dealer using any cashless exercise procedures which are, from time to time, deemed acceptable by the committee.

         Transferability. Each of our stock incentive plans provides that options are not transferable except by will or the laws of descent and distribution or under a domestic relations order. Options may be exercised during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative. The committee may, however, provide in the option agreement that the option may be transferred to members of the optionee's immediate family, to trusts solely for the benefit of the optionee's immediate family members and to partnerships in which those family members and/or trusts are the only partners.

         Share Awards. The committee may, in its discretion, grant share awards on terms and conditions determined by the committee in its sole discretion.

         Effect of Change in Control. Generally, each of our stock incentive plans provides that a change in control occurs when:

         o any person acquires beneficial ownership of 50% or more of our voting securities;

         o the individuals who are members of our incumbent board of directors cease for any reason to constitute at least a majority of the members of our incumbent board of directors or the board of directors of the ultimate parent corporation following a merger which results in a parent corporation, unless the election of any new director was approved by at least two-thirds vote of our incumbent board of directors; or

         o the consummation of certain mergers, consolidations or reorganizations, an agreement for the sale of all or substantially all of our assets or a complete liquidation or dissolution of Tellium occurs.

         In the event of a change in control, the committee, in its sole discretion, may provide:

         o for a payment in cash upon surrender of any option or stock appreciation right or portion thereof to the extent vested and not yet exercised;

         o for the replacement of the options or stock appreciation rights with other rights or property;

         o for the accelerated vesting of all or a portion of the options, stock appreciation rights, performance awards and other incentive awards;

         o that options and other incentive awards will be assumed by the successor or survivor corporation or that the successor or survivor corporation will provide substituted options, stock appreciation rights, shares of restricted stock or performance awards; and

         o for adjustments in the terms and conditions of outstanding options, stock appreciation rights, shares of restricted stock and performance awards and/or the number and type of shares or other securities or property subject to the outstanding options or awards.

9.       Information About Tellium, Inc.

         We design, develop and market high-speed, high-capacity, intelligent optical switches that enable telecommunications service providers to quickly and cost-effectively deliver new high-speed services.

         We were incorporated in Delaware on April 21, 1997 as MWD, Inc. and began business operations on May 8, 1997. We changed our name to Tellium, Inc. on June 3, 1997. Our principal executive offices are currently located at 2 Crescent Place, Oceanport, New Jersey 07757-0901 and 185 Route 36, Building E, West Long Branch, New Jersey 07764, and our telephone number is (732) 923-4100. Our World Wide Web site address is www.tellium.com. Information contained in our Web site is not incorporated by reference into this report, and you should not consider information contained in our Web site as part of this report. Tellium completed its initial public offering in May 2001, and our common stock is listed on the Nasdaq National Market under the symbol "TELM".

         On July 24, 2002, we publicly announced quarterly results for our second quarter ending June 30, 2002 as follows:

         o Loss per basic and diluted share on a pro forma cash basis was $0.36;

         o Loss per basic and diluted share on a U.S. GAAP basis was $1.98, including asset valuation adjustments and restructuring charges;

         o    Second quarter 2002 revenues were $3.1 million;

         o    Cash position was $206 million;

         o Restructuring charges related to workforce reduction and related consolidation of facilities were approximately $13 million; and

         o Non-cash charges related to asset impairments were approximately $156 million.

         Before deciding whether to tender your options under this offer, we encourage you to review the financial information included on pages F-1 through F-20 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and on pages 3 through 7 of our

         Quarterly Report for the quarter ended March 31, 2002. We are incorporating by reference the financial information referred to in the preceding sentence into this offer to exchange. Please see Section 16 of this offer to exchange for information about how to obtain copies of this report or our other SEC filings.

                                    Summary Financial Data

                                                        Year Ended            Three Months Ended
                                                       December 31,                March 31,
                                                    2000         2001         2001         2002
                                                    ----         ----         ----         ----
                                                                          (unaudited)   (unaudited)
Consolidated Statement of Operations Data:              (in thousands, except per share data)
Revenue ......................................   $  15,605    $ 136,403    $  15,635    $  54,060
Non-cash charges related to equity issuances .       2,774       60,758        4,790        7,356
                                                 ---------    ---------    ---------    ---------
Revenue, net of non-cash charges .............      12,831       75,645       10,845       46,704
Cost of revenue ..............................      15,731       87,347       10,727       31,246
Total operating expenses .....................     114,465      208,302       52,680       44,777
Other income (expense) .......................           5           40          (20)         (56)
Interest income, net .........................       6,997        8,975        2,697          858
                                                 ---------    ---------    ---------    ---------

Net loss .....................................   $(110,363)   $(210,989)   $ (49,813)   $ (28,517)
                                                 =========    =========    =========    =========

Assets Data:
Total current assets .........................   $ 246,744    $ 303,138    $ 252,635    $ 303,637
Non-current assets ...........................     299,554      250,701      197,145      236,180
                                                 ---------    ---------    ---------    ---------
Total assets .................................   $ 546,298    $ 553,839    $ 449,780    $ 539,817
                                                 =========    =========    =========    =========

Liabilities, Redeemable Convertible Preferred
Stock and Stockholders' Equity Data:

Total current liabilities ....................   $  54,063    $  58,159    $ 110,927    $  58,376
Long-term obligations, less current maturities       2,755          941        1,109          919
Redeemable convertible preferred stock .......     309,544         --        309,544         --
Total stockholders' equity ...................     179,936      494,739       28,108      480,522
                                                 ---------    ---------    ---------    ---------
Total liabilities and stockholders' equity ...   $ 546,298    $ 553,839    $ 449,780    $ 539,817
                                                 =========    =========    =========    =========

Consolidated Statement of Cash Flows Data:

Cash used in operating activities ............   $ (79,946)   $ (64,288)   $   9,202    $  (7,307)
Net cash used in investing activities ........      12,235       55,001       30,179        2,622
Net cash provided by financing activities ....     235,118      148,822         (373)          38

Per Share Data:
Basic and diluted net loss per share .........   $  (13.96)   $   (2.98)   $   (3.20)   $   (0.27)

         Upon the issuance of the share awards contemplated by this offer, and assuming 100% participation by eligible employees, we will record a compensation expense equal to the fair market value of our common stock on the date of grant of the share awards. Assuming a fair market value of our common stock of $.51 per share, the last reported price of our common stock on the Nasdaq National Market on July 25, 2002, the amount of that compensation expense would be approximately $755,000. Also, upon cancellation of eligible options tendered in the offer, we will no longer have to record a deferred compensation charge associated with the portion of those options that were granted with exercise prices below the fair market value of our common stock on the date of grant.

         Except as otherwise described above or elsewhere in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         o a purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         o any change in our present board of directors or management, including any plan or proposal to change the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contract of any executive officer;

         o    any material change in our corporate structure or business;

         o our common stock not being authorized for quotation on the Nasdaq National Market;

         o our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act;

         o the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

         o the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock incentive plans; or

         o a change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

         The last reported price of our common stock on July 25, 2002 was $.51 per share. The Nasdaq National Market generally requires listed issuers to maintain a minimum bid price of $1.00, and may delist an issuer whose share price falls below that threshold for an extended period of time. If we are unable to meet the minimum listing requirements, we may be subject to delisting from the Nasdaq National Market, which would likely have a material adverse effect on the liquidity of our common stock and could affect your ability to sell your share awards or any common stock received upon exercise of your stock options.

10. Interests of Directors and Officers; Transactions and Arrangements About the Options.

         A list of our directors and executive officers is attached on Schedule A to this offer to exchange. As of July 25, 2002, our directors and executive officers as a group beneficially owned options outstanding under our stock incentive plans to purchase a total of 6,697,500 shares of our common stock, which represented approximately 23% of the shares subject to all options outstanding under our stock incentive plans as of that date.

         Other than as otherwise described below and other than ordinary course purchases under our stock incentive plans and ordinary course grants of stock options to non-employee directors and executive officers, there have been no transactions in options to purchase our common stock or that were effected during the past 60 days by us or, to our knowledge, by any of our directors or executive officers. In addition, except as otherwise described below and other than outstanding options to purchase common stock granted from time to time to our non-employee directors and executive officers under our stock incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers is a party to any agreement, arrangement, contract, understanding or relationship with any other person relating, directly or indirectly, to this offer with respect to any of our securities.

         Our directors, executive officers and vice presidents are not eligible to participate in this offer to exchange.

         Arrangements with Tellium Management. On various dates between April and August 2000, 12 employees, consisting of executive officers, vice presidents and other employees borrowed funds from us to exercise stock options with an exercise price of approximately $2.14 per share under the terms of individual promissory notes to Tellium. The loans provide that the interest rate shall float on a quarterly basis and shall equal the Internal Revenue Service established short-term Applicable Federal Rate for a quarterly compounding period effective for the first month in such quarterly period, provided that the rate shall not be less than 2.5% per annum nor exceed 7.5% per annum. Upon exercise of these stock options, each employee received shares of restricted stock, subject to vesting schedules and other restrictions contained in a restricted stock agreement between Tellium and each employee. The employees pledged their shares of restricted stock to Tellium as collateral for the loans. As of July 25, 2002, the employees as a group beneficially owned approximately 13,645,044 vested and unvested shares of restricted stock. Effective as of July 25, 2002, the aggregate outstanding balance due on all of the loans was $32,966,369, consisting of principal plus accrued interest due by the following:

                Name                         Loan Amount
                ----                         -----------
Harry J. Carr ...........................     15,994,686
William J. Proetta ......................              0
Michael J. Losch ........................      2,165,093
Krishna Bala ............................      2,902,869
Vice Presidents and Other Employees
  as a Group ............................     11,903,721
                                             -----------
     Total ..............................    $32,966,369

         In May 2002, the price of our stock dropped substantially below $2.14 per share, leaving insufficient collateral to repay the loans, and thereby jeopardizing the personal financial solvency of our executive officers, vice presidents and other employees. Recognizing that these loans were diverting the employees' attention from our business and that these employees needed a positive incentive program that promoted retention, motivation and performance, effective as of June 19, 2002, we repurchased 385,000 shares of restricted stock held by the employees, including 125,000 unvested shares and 50,000 vested shares held by our executive officers, for an aggregate purchase price of $723,170. The purchase price was calculated as follows:

         o the fair market value of Tellium's common stock on June 19, 2002 of $1.04 per share for all vested shares of restricted stock, and

         o the price that each executive officer, vice president or other employee originally paid for each unvested share of restricted stock, which is generally $2.14 per share, plus accrued interest.

         We used the repurchase proceeds to pay down the loans from Tellium to our executive officers, vice presidents and other employees in connection with the initial purchase of the restricted stock. Under the terms of the repurchase agreements, upon a change in control, we will pay each employee who sold shares of restricted stock back to us, a cash bonus consisting of the following:

         o an amount sufficient to fully pay off the outstanding balance due under the relevant employee's promissory note, including accrued interest, and

         o a gross-up amount sufficient so that after payment by the relevant employee of all federal, state and local income and excise taxes imposed on the gross-up amount, the employee retains an amount of the gross-up equal to the federal, state and local income and excise taxes imposed upon the bonus amount.

         We also amended the terms of our loans to the employees who sold back shares of their restricted stock to us.

The amended loans are subordinated to each employee's current and future mortgage, home equity or home improvement loan, consumer credit, credit and charge cards and any other similar forms of debt. The due date of each employee loan was extended so that the principal and interest due under the loans are payable in annual installments of 10%, 15%, 20%, 25% and 30% beginning on the first anniversary of the original loan due date.

         We received valuable consideration and other benefits from repurchasing the restricted stock, including but not limited to, the execution of non-competition agreements by each employee.

         Director Compensation. Our board of directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock and expense reimbursements that directors receive for attending meetings of the board of directors or committees of the board. As of July 25, 2002, we had not paid any fees to our directors, but we have reimbursed them for their reasonable expenses in attending board and board committee meetings. We have granted options to our directors in the past as set forth below. Under our 2001 plan, each new non-employee director receives an automatic grant of 5,000 options upon initially become a director, and all non-employee directors receive an automatic grants of 1,500 options annually thereafter.

         Registration Rights. We are party to a stockholders' agreement with some of our stockholders. This agreement provides that one or more of these stockholders has the right to:

         o demand that we file up to two registration statements to register all or part of their shares of common stock if the anticipated offering price subject to the registration request equals or exceeds $20.0 million;

         o demand once annually that we file a Form S-3 registration statement if we qualify to use that form and if the anticipated offering price of the securities expected to be registered exceeds $1.0 million; and

         o include all or part of their shares of common stock on other registration statements that we file.

     Thomas Weisel Capital Partners LLC and its affiliates and transferees also have the right to demand that we file one registration statement to register all or part of their shares of common stock.

     None of our stockholders has the right to demand that we register any of their shares within six months of the effective date of a registration statement we file under the Securities Act of 1933. All of these registration rights are subject to further conditions and limitations, among them our right or the right of the underwriters of an offering to limit the number of shares included in a registration under some circumstances.

     Parties to the amended stockholders' agreement include, among others, the following persons who own of record or beneficially more than 5% of our securities:

         o    SAIC; and

         o    entities affiliated with Thomas Weisel Capital Partners LLC.

11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

         Status of Options. Eligible options we accept in connection with this offer will be cancelled, and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options in accordance with the terms and conditions of the 2001 plan or 2001 special plan without further stockholder action.

         Accounting Consequences. Options that are not tendered in the offer will be treated for financial reporting purposes as variable awards. This means that we will be required to record the non-cash accounting impact of decreases and increases in the share price of our common stock as a compensation expense for those options over the vesting period once the share price of our common stock exceeds the exercise price of the options. We will have to continue this variable accounting for all non-tendered options until they are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we will have to record.

         There is currently a deferred compensation expense associated with a portion of the eligible options that were originally granted with exercises prices below the fair market value of our common stock on the date of grant. Once these options are tendered, we will no longer be required to record compensation expense associated with these options, as all related deferred compensation expense will be immediately charged to our statement of operations.

         By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards, and thus will not have to record a variable compensation expense associated with those options. Also, since the new options will be granted with an exercise price equal to the fair market value of our stock on the date of grant, we will not required to record any compensation expense upon the issuance of the new options.

         We will, however, be required to record a fixed non-cash compensation expense in connection with the issuance of the share awards, based on the value of the share awards on the date of issuance. Assuming 100% participation by employees eligible to participate in this offer and a share price of $.51, the last reported price of our common stock on July 25, 2002, we will record a compensation expense of approximately $755,000 in connection with the grant of share awards.

12.      Legal Matters; Regulatory Approvals.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the share awards or options as described in this offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under this offer to accept tendered options and to issue share awards is subject to the conditions described in Section 6 of this offer to exchange.

13.      Material U.S. Federal Income Tax Consequences.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under this offer. This discussion is based on the Internal Revenue Code, Treasury Regulations and administrative rulings and judicial decisions as of the date of this offer, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the substantial presence test under the Internal Revenue Code. U.S. residents are taxed for U.S. federal income purposes as if they were U.S. citizens. This summary does not discuss state, local and foreign taxes and does not discuss U.S. federal taxes other than income taxes (e.g., estate and gift tax laws).

         Tax matters are very complicated, and the tax consequences to you of the exchange of options under this offer will depend on the facts of your particular situation. We urge you to consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this offer, and the effect of any proposed change in the tax laws.

         General. If you exchange eligible options for share awards, since the share awards are fully vested upon their issuance to you, which will be on or promptly after the first trading day after this offer to exchange expires, you will be required to recognize taxable ordinary income in an amount equal to the fair market value of the share awards on the date of issuance, based on the closing price of our common stock on the last trading day before the date of issuance. In addition, all federal, state and local taxes that must be withheld with respect to that income will be due to Tellium immediately upon the issuance of the shares and will be funded as described below. As a condition of receiving the share awards, you will be required to submit a standing order authorizing UBS PaineWebber to sell a portion of the share awards necessary to obtain proceeds sufficient to satisfy the withholding tax obligation described below.

         The new options you receive in the exchange will be non-qualified options under federal tax laws. On the date of grant of the new options, we believe you will not be required to recognize income for U.S. federal income tax purposes. However, when you exercise the options, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable ordinary income to you, and you will be subject to withholding of income and employment taxes at that time. In addition, if you exercise the new options by making payment to us other than cash, special rules apply. You should consult your own tax advisors when contemplating any exercise of the new options.

         Subsequent Sale of Option Shares. The subsequent sale of the shares acquired upon the exercise of your new options generally will give rise to a capital gain equal to the amount realized upon the sale of the shares less the sum of the (1) exercise price paid for the shares plus (2) the taxable income previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount realized upon the sale is less than that sum. The gain or loss will be long-term if you hold the share awards for more than one year before the sale.

         Subsequent Sale of Share Awards. Upon a sale or other taxable disposition of the share awards, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less their fair market value on the date of issuance. A capital loss will result to the extent the amount realized upon a sale is less than the fair market value. The gain or loss will be long-term if you hold the share awards for more than one year before the sale. The capital gain holding period for the share awards will start on the day after date of issuance and end on the settlement date of the sale.

         Withholding Taxes. Upon issuance of the share awards, you will be required to recognize ordinary income in an amount equal to the fair market value of the share awards, based on the closing price of our common stock on the last trading day before the date we issue the share awards. This means that the ordinary income will be reflected on your year-end W-2, and we will have an obligation to withhold federal and state income and payroll taxes, much like the obligation that arises when we pay you your salary or a bonus. Promptly after expiration of this offer and acceptance and cancellation of tendered options, we will forward a share award agreement to you. You must properly execute the share award agreement and return it to us, together with a payment equal to the $.001 per share par value of your share awards. You must also sign the form of standing order, which is attached to your share award agreement. The standing order includes provisions authorizing UBS PaineWebber automatically to group a portion of your share awards as part of a block trade or bunched order and sell such shares in order to meet our federal, state and employment withholding tax obligations that will arise on the date we issue the share awards. Alternatively, you can satisfy the withholding tax obligation through a cash payment as described in this offer to exchange. However, in either case, you will be required to sign the standing order. If you want to satisfy the withholding tax obligation through a payment in cash, you must indicate this intention on your letter of transmittal and pay the withholding taxes to us in cash by check or wire transfer on or before 12:00 midnight, Eastern Time, on August 28, 2002. If you do not make a cash payment as set forth above or if such payment is not sufficient to satisfy the withholding tax obligation, we have arranged with UBS PaineWebber to automatically sell a portion of your share awards that is sufficient to pay the withholding obligation, and this arrangement will be reflected in your share award agreement and the standing order. Specifically, the following will happen:

          o Promptly after the date we issue the share awards, UBS PaineWebber will rely on your standing order to group a portion of your share awards as part of a block trade or bunched order and sell such shares sufficient to obtain proceeds to satisfy Tellium's withholding tax obligation. You will pay UBS PaineWebber's usual trade commission for this sale.

         o The amount of withholding taxes you owe will be based on the closing price of our stock on the last trading day before your receive your share awards. We and UBS PaineWebber will attempt to estimate the correct number of shares to be sold to cover withholding taxes based on market conditions and the price of our stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy our withholding tax obligations. If there are excess proceeds, the excess will be deposited in your UBS PaineWebber account. If there are insufficient proceeds to cover the withholding taxes, then we reserve the right to either instruct UBS PaineWebber to sell additional shares or deduct the necessary amount from your next paycheck.

         Unless you pay us for the applicable withholding taxes in cash by check or wire transfer, by participating in this exchange and signing the share award agreement and standing order, you will authorize us and UBS PaineWebber to take the above actions to pay withholding taxes, including by payroll deduction. In the event there is not a market in our common stock, Tellium will have the right to make other arrangements to satisfy the withholding obligations.

         U.S. Federal Income Tax Consequences With Respect to Outstanding Incentive Stock Options. We currently intend that the new options granted under our stock incentive plans will not qualify as incentive stock options. Therefore, if your current options are incentive stock options, your new options will not be granted as incentive stock options, but will instead be granted as new non-qualified stock options. You will not be subject to any current income tax if you elect to exchange your incentive stock options for new non-qualified stock options. See the discussion below of the U.S. federal income tax treatment of non-qualified stock options.

         You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for share awards. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept this offer. However, the IRS may characterize our offer to exchange to you as a "modification" of those incentive stock options, even if you decline this offer. A successful assertion by the IRS that the options are modified could affect the continued status of the options as incentive stock options (as opposed to non-qualified options) and would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-qualified stock options upon exercise.

         You should not have realized taxable income when the incentive stock options were granted to you. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount by which the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price paid for the purchased shares.

         Except under circumstances that are described in the applicable stock incentive plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to non-qualified stock options that are discussed below.

         If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." A qualifying disposition will occur if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted (or subsequently modified) and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

         Upon a qualifying disposition, you will recognize long-term capital gain in an amount equal to the excess of (1) the amount realized upon the sale or other disposition of the purchased shares over (2) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (1) the fair market value of those shares on the exercise date over
(2) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss.

         If you make a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (1) the fair market value of such shares on the option exercise date over (2) the exercise price paid for the shares. If you make a qualifying disposition, then we will not be entitled to any income tax deduction. We are not in a position to provide tax advice, and you should consult with your own tax advisor concerning the U.S. federal, state, and other tax consequences

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

of accepting or rejecting this offer to exchange, including the tax consequences applicable to the exercise of the eligible incentive stock options you do not exchange and to the subsequent sale of the common stock purchased under those incentive stock options. You should also consult with your tax adviser concerning the alternative minimum tax consequences of incentive stock options.

         U.S. Federal Income Tax Consequences of Non-Qualified Stock Options. You generally will not recognize taxable ordinary income upon the grant of a non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable ordinary income to you, and you will be subject to withholding of income and employment taxes at that time.

         We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-qualified option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

         The subsequent sale of the shares acquired upon the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between (1) the sale price and (2) the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will generally be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

14.      Extension of Offer; Termination; Amendment.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6, "Conditions of the Offer," has occurred or is deemed by us to have occurred, to extend the period of time during which this offer to exchange is open and thereby delay the acceptance for exchange and cancellation of any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

         Before the expiration date to terminate or amend this offer to exchange, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the tendered options promptly after we terminate or withdraw this offer.

         As long as we comply with any applicable laws, we may amend this offer to exchange in any way, including decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in this offer to exchange.

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

         We may amend this offer to exchange at any time by publicly announcing the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to this offer to exchange will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

         If we materially change the terms of this offer to exchange or the information about this offer to exchange, or if we waive a material condition of this offer to exchange, we will extend this offer to exchange to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

         o increase or decrease what we will give you in exchange for your eligible options, or

         o increase or decrease the number or type of options eligible to be exchanged in this offer.

         If this offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will extend this offer for a period of at least 10 business days after the date the notice is published.

15.      Fees and Expenses.

         We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this offer to exchange.

16.      Additional Information.

         This offer to exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

         (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 000-32743), filed with the SEC on April 1, 2002;

         (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 15, 2002;


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

         (c) our definitive Proxy Statement for our 2002 annual meeting of stockholders, filed with the SEC on April 24, 2002;

         (d) our Current Report on Form 8-K filed with the SEC on July 30, 2002; and

         (e) the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on May 11, 2001 under Section 12 of the Securities Exchange Act, and Registration Statement on Form S-1 (No. 333-46352) originally filed with the SEC on September 22, 2000, including all amendments.

         These filings, our other annual, quarterly and current reports, our proxy statement and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                    450 Fifth Street, N.W.          500 West Madison
                           Room 1024                   Suite 1400
                    Washington, D.C. 20549         Chicago, IL 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "TELM," and our SEC filings can be read at the following Nasdaq address:

                  Nasdaq Operations
                  1735 K Street, N.W.
                  Washington, D.C. 20006

         We will also provide without charge to each person to whom we deliver a copy of this offer to exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                  Tellium, Inc.,
                  Attn: Investor Relations
                  2 Crescent Place
                  P.O. Box 901
                  Oceanport, NJ 07757-0901

or by telephoning our Investor Relations department at (732) 483-3250 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

         As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements

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

made in the most recent document. The information contained in this offer to exchange about Tellium should be read together with the information contained in the documents to which we have referred you.

17.      Forward-Looking Statements; Miscellaneous.

         This offer to exchange and our SEC reports referred to in Section 16 above include "forward-looking statements." When used in this offer to exchange, the words "may," "will," "could," "should," "anticipates," "believes," "estimates," "expects," "intends" and "plans" as they relate to Tellium, our subsidiaries or our management are intended to identify these forward-looking statements. All statements by us regarding expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasting trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. We wish to caution you that the forward-looking statements in this offer to exchange and our SEC reports referred to in Section 16 above are only predictions and that actual results may differ materially from those stated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including, without limitation, the risks described in Question 36 and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If at any time we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in that jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options under this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                                Tellium, Inc.
                                                August 1, 2002

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

                                   Schedule A

     Information About the Directors and Executive Officers of Tellium, Inc.

       The directors and executive officers of Tellium, Inc. and their positions and offices as of July 25, 2002, are set forth in the following table:

       Name                   Position and Offices Held

       Harry J. Carr          Chairman of the Board and Chief Executive Officer
       William J. Proetta     President and Chief Operating Officer
       Michael J. Losch       Chief Financial Officer, Secretary and Treasurer
       Krishna Bala           Chief Technology Officer
       William B. Bunting     Director
       Michael M. Connors     Director
       Jeffrey A. Feldman     Director
       Edward F. Glassmeyer   Director
       William A. Roper       Director
       Richard C. Smith       Director
       Marc B. Weisberg       Director


         The address of each director and executive officer is: c/o Tellium, Inc., 2 Crescent Place, P.O. Box 901, Oceanport, NJ 07757-0901.



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